CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-269952, 333-264798 and 333-259147 on Form S-8 and Registration Statement No. 333-257931 on Form S-3, of our report dated March 4, 2024, relating to the financial statements of Origin Materials, Inc. appearing in this Annual Report on Form 10-K of Origin Materials, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Sacramento, California

March 4, 2024